EXHIBIT 17.4


RESIGNATION OF JOHN GRILLO AS CHAIRMAN OF NATIONAL ENERGY SERVICES COMPANY, INC., a Nevada Corporation



I, John Grillo, hereby resign all my capacities as Chairman of NATIONAL ENERGY SERVICES COMPANY, INC., a Nevada Corporation (the "Company") effective February 20, 2004. My resignation is not because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices. Further, I release the Company from any and all obligations they may have to me as well as from any and all claims (asserted or not asserted) to date.




/s/  John A. Grillo                                       2/4/2005
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 John Grillo                                              Date